Exhibit 99.1

News Release
Republic First Bancorp, Inc.
July 29, 2019

REPUBLIC FIRST BANCORP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS
DEPOSITS INCREASE BY 18% AND LOANS GROW 15% WITH NEW YORK EXPANSION OFFICIALLY UNDERWAY

Philadelphia, PA, July 29, 2019 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended June 30, 2019.

Q2-2019 Highlights

•	Total deposits increased by $394 million, or 18%, to $2.5 billion as of June 30, 2019 compared to $2.1 billion as of June 30, 2018.

•
New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $25 million per year, while the average deposit growth for all stores over the last twelve months was approximately $14 million per store.

•	Expansion into New York City began with the opening of our first store located on the corner of 14th Street and 5th Avenue.

•	Total loans grew $191 million, or 15%, to $1.5 billion as of June 30, 2019 compared to $1.3 billion at June 30, 2018.

•	Net income declined to $0.8 million, or $0.01 per share, for the six month period ended June 30, 2019 compared to $4.1 million, or $0.07 per share for the six month period ended June 30, 2018.

“The Power of Red is Back” expansion strategy launched in New York City with the opening of our newest store on the corner of 14th Street and 5th Avenue. On July 12th we celebrated the grand opening of our first store in New York by welcoming Customers – and their pets – with a fun-filled day that included live entertainment, music and gifts. We also continued our expansion in Bucks County with the opening of our store in Feasterville, PA during the second quarter.

Profitability in 2019 continues to be hampered by a number of factors. Similar to the first quarter, net income in the second quarter was impacted by the costs necessary to initiate our expansion into New York City which includes the hiring of a management and lending team for this new market, along with the training and development costs for the new store openings. We also continue to feel the effect of a flat or inverted yield curve which has resulted in compression of the net interest margin.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“The Power of Red is Back in New York City. The recent opening of our first store at 14th & 5th was a tremendous success. We are thrilled to bring back the legendary banking experience that our FANS in New York have been missing for the last several years. At a time when most banks are shuttering branches and retreating from the communities they serve, Republic Bank continues in its relentless pursuit to deliver an unmatched banking experience across every delivery channel. This not only includes the in-store experience, but online and mobile options as well.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“Our strong growth since the inception of our expansion campaign demonstrates the success of the Republic model. Assets, loans and deposits have consistently grown at levels significantly above industry standards. We see significant opportunities to expand our footprint and create new FANS as our competitors continue to alienate customers with declining levels of service and fewer branch locations.”

A summary of the financial results for the period ended June 30, 2019 can be found in the following table:

	Six Months Ended
($ in millions, except per share data)	06/30/19	06/30/18	% Change

Assets	$ 2,941.0	$ 2,552.9	15%
Loans	1,508.7	1,317.6	15%
Deposits	2,528.0	2,134.1	18%
Total Revenue	$ 50.5	$ 47.1	7%
Income Before Tax	1.0	5.1	(80%)
Net Income	0.8	4.1	(81%)
Net Income per Share	$ 0.01	$ 0.07	(86%)

Financial Highlights for the Period Ended June 30, 2019

•	Total assets increased by $388 million, or 15%, to $2.9 billion as of June 30, 2019 compared to $2.6 billion as of June 30, 2018.

•
We have twenty-eight convenient store locations open today. During the second quarter of 2019 we continued our expansion into Buck County with the opening of our new store in Feasterville, PA.  There are also multiple sites in various stages of development for future store locations.

•
Expansion into New York City began in July 2019 with the grand opening of our first store location at 14th Street & 5th Avenue in Manhattan. We’ve also started construction on our next site in New York located at 51st Street & 3rd Avenue which is expected to open during the fourth quarter.

•
Net income remained at $0.4 million, or $0.01 per share, for the three months ended June 30, 2019 compared to $0.4 million, or $0.01 per share for the three months ended March 31, 2019 and declined from $2.4 million, or $0.04 per share, for the three months ended June 30, 2018.

•
The net interest margin decreased by 25 basis points to 2.94% for the three months ended June 30, 2019 compared to 3.19% for the three months ended June 30, 2018. Margin compression was driven by the flat and inverted yield curve experienced during the second quarter of 2019.

•	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.53% as of June 30, 2019 compared to 0.81% as of June 30, 2018.

•
The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team has originated more than $370 million in mortgage loans over the last twelve months.

•
Meeting the needs of small business customers continued to be an important part of the Company’s lending strategy.  More than $27 million in new SBA loans were originated during the six month period ended June 30, 2019. Republic Bank continues to be a top SBA lender in our market area based on the dollar volume of loan originations.

•	The Company’s Total Risk-Based Capital ratio was 14.02% and Tier I Leverage Ratio was 8.97% at June 30, 2019.

•	Book value per common share increased to $4.27 as of June 30, 2019 compared to $4.01 as of June 30, 2018.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

Three Months Ended	Three Months Ended
06/30/19	03/31/19	% Change	06/30/19	06/30/18	% Change
Net Interest Income	$19,371	$19,140	1%	$19,371	$18,662	4%
Non-interest Income	7,026	4,945	42%	7,026	5,768	22%
Provision for Loan Losses	-	300	n/	m	-	800	n/	m
Non-interest Expense	25,911	23,267	11%	25,911	20,729	25%
Income Before Taxes	486	518	(6%)	486	2,901	(83%)
Provision (Benefit) for Taxes	105	92	14%	105	530	(80%)
Net Income	381	426	(11%)	381	2,371	(84%)
Net Income per Share	$0.01	$0.01	(0%)	$0.01	$0.04	(75%)

	Six Months Ended
	06/30/19	06/30/18	% Change
Net Interest Income	$38,511	$36,778	5%
Non-interest Income	11,971	10,303	16%
Provision for Loan Losses	300	1,200	(75%)
Non-interest Expense	49,178	40,831	20%
Income Before Taxes	1,004	5,050	(80%)
Provision (Benefit) for Taxes	197	902	(78%)
Net Income	807	4,148	(81%)
Net Income per Share	$0.01	$0.07	(86%)

The Company reported net income of $381 thousand, or $0.01 per share, for the three month period ended June 30, 2019, compared to $426 thousand, or $0.01 per share for the three month period ended March 31, 2019 and $2.4 million, or $0.04 per share, for the three month period ended June 30, 2018.  Net income for the six month period ended June 30, 2019 was $807 thousand, or $0.01 per share, compared to net income of $4.1 million, or $0.07 per share, for the six months ended June 30, 2018.

On a linked quarter basis net income was consistent at $0.4 million for the first and second quarter of 2019. Year over year net income declined to $0.4 million in the second quarter of 2019 from $2.4 in the second quarter of 2018. Current year profitability has been impacted by the expenses incurred to expand into the New York market and continued compression of the net interest margin.

Interest income increased by $3.9 million, or 18%, to $26.2 million for the quarter ended June 30, 2019 compared to $22.3 million for the quarter ended June 30, 2018. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. However, interest expense increased by $3.2 million, or 88%, to $6.9 million for the quarter ended June 30, 2019 compared to $3.7 million for the quarter ended June 30, 2018. The increase in interest expense was driven by multiple increases in the fed funds rate during 2018 which resulted in a higher cost of funds on deposit balances and led to compression in the net interest margin. The net interest margin for the three month period ended June 30, 2019 decreased by 25 basis points to 2.94% compared to 3.19% for the three month period ended June 30, 2018.

Non-interest income increased by $1.3 million, or 22%, to $7.0 million for the three month period ended June 30, 2019, compared to $5.8 million for the three month period ended June 30, 2018. The increase is primarily attributable to higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts. An increase in gains on sales of SBA loans and investment securities also contributed to the increase in non-interest income during the second quarter of 2019.

Non-interest expenses increased by 25%, to $25.9 million during the quarter ended June 30, 2019 compared to $20.7 million during the quarter ended June 30, 2018. The growth in expenses was mainly caused by an increase in salaries and employee benefits driven by annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses. We’ve also begun to incur costs related to the expansion into the New York market as we hire a management and lending team and commence rent payments for the build out of our store locations.

The provision for income taxes was $105 thousand for the three month period ended June 30, 2019 compared to a provision for income taxes in the amount of $530 thousand for the three month period ended June 30, 2018.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	06/30/19	06/30/18	% Change	03/31/19	% Change

Total assets	$2,940,986	$2,552,920	15%	$2,805,060	5%
Total loans (net)	1,500,664	1,310,012	15%	1,469,186	2%
Total deposits	2,527,977	2,134,141	18%	2,478,953	2%

Total assets increased by $388.1 million, or 15%, as of June 30, 2019 when compared to June 30, 2018.  Deposits grew by $393.8 million to $2.5 billion as of June 30, 2019 compared to $2.1 billion as of June 30, 2018. The number of deposit accounts has grown by 27% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company’s aggressive growth strategy referred to as “The Power of Red is Back.”

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	06/30/19	06/30/18	% Change	03/31/19	% Change	2nd Qtr 2019 Cost of Funds

Demand noninterest-bearing	$544,406	$526,650	3%	$525,645	4%	0.00%
Demand interest-bearing	1,072,415	785,513	37%	1,101,129	(3%)	1.47%
Money market and savings	719,075	698,182	3%	691,351	4%	0.94%
Certificates of deposit	192,081	123,796	55%	160,828	19%	1.95%
Total deposits	$2,527,977	$2,134,141	18%	$2,478,953	2%	1.06%

Deposits increased to $2.5 billion at June 30, 2019 compared to $2.1 billion at June 30, 2018 as the Company moves forward with its growth strategy to increase the number of stores and expand the reach of its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. The Company recognized strong growth in demand deposit balances and certificates of deposit, year over year as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	06/30/19	% of Total	06/30/18	% of Total	03/31/19	% of Total

Commercial real estate	$553,644	37%	$489,574	37%	$527,004	36%
Construction and land development	111,474	7%	120,165	9%	124,124	8%
Commercial and industrial	189,632	13%	188,254	14%	204,637	14%
Owner occupied real estate	381,852	25%	335,871	26%	376,845	26%
Consumer and other	98,155	6%	83,606	6%	92,728	6%
Residential mortgage	173,963	12%	100,108	8%	151,748	10%
Gross loans	$1,508,720	100%	$1,317,578	100%	$1,477,086	100%

Gross loans increased by $191 million, or 15%, to $1.5 billion at June 30, 2019 compared to $1.3 billion at June 30, 2018 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strongest growth in commercial real estate, owner occupied real estate and residential mortgage loans year over year.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	06/30/19	03/31/19	06/30/18

Non-performing assets / capital and reserves	6%	7%	9%
Non-performing assets / total assets	0.53%	0.60%	0.81%
Quarterly net loan charge-offs / average loans	(0.04%)	0.28%	(0.04%)
Allowance for loan losses / gross loans	0.53%	0.53%	0.57%
Allowance for loan losses / non-performing loans	86%	74%	54%

The percentage of non-performing assets to total assets decreased to 0.53% at June 30, 2019, compared to 0.81% at June 30, 2018.  The ratio of non-performing assets to capital and reserves decreased to 6% at June 30, 2019 compared to 9% at June 30, 2018 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company’s capital ratios at June 30, 2019 were as follows:

	Actual 06/30/19 Bancorp	Actual 06/30/19 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	8.97%	8.57%	5.00%
Common Equity Ratio	13.01%	12.99%	6.50%
Tier 1 Risk Based Capital	13.59%	12.99%	8.00%
Total Risk Based Capital	14.02%	13.42%	10.00%
Tangible Common Equity	8.39%	8.27%	n/a

Total shareholders’ equity increased to $251 million at June 30, 2019 compared to $235 million at June 30, 2018. Book value per common share increased to $4.27 at June 30, 2019 compared to $4.01 per share at June 30, 2018.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	July 29, 2019
Time:	10:00am (EDT)
From the U.S. dial:	(888) 771-4371 [Toll Free] or (847) 585-4405
Participant Pin:	48871378#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-eight stores located in the Greater Philadelphia, Southern New Jersey and New York City markets.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2018 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2019	2019	2018

ASSETS
Cash and due from banks	$38,770	$31,511	$29,363
Interest-bearing deposits and federal funds sold	90,744	54,394	29,991
Total cash and cash equivalents	129,514	85,905	59,354

Securities - Available for sale	338,286	287,694	502,021
Securities - Held to maturity	718,534	742,435	503,742
Restricted stock	5,130	2,097	8,379
Total investment securities	1,061,950	1,032,226	1,014,142

Loans held for sale	23,412	15,742	39,301

Loans receivable	1,508,720	1,477,086	1,317,578
Allowance for loan losses	(8,056)	(7,900)	(7,566)
Net loans	1,500,664	1,469,186	1,310,012

Premises and equipment	105,311	94,390	80,069
Other real estate owned	6,406	6,088	6,559
Other assets	113,729	101,523	43,483

Total Assets	$2,940,986	$2,805,060	$2,552,920

LIABILITIES
Non-interest bearing deposits	$544,406	$525,645	$526,650
Interest bearing deposits	1,983,571	1,953,308	1,607,491
Total deposits	2,527,977	2,478,953	2,134,141

Short-term borrowings	68,979	-	161,669
Subordinated debt	11,262	11,260	11,256
Other liabilities	81,410	66,462	10,520

Total Liabilities	2,689,628	2,556,675	2,317,586

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	594	593	593
Additional paid-in capital	270,789	270,155	267,974
Accumulated deficit	(7,909)	(8,290)	(13,195)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(8,208)	(10,165)	(16,130)

Total Shareholders' Equity	251,358	248,385	235,334

Total Liabilities and Shareholders' Equity	$2,940,986	$2,805,060	$2,552,920

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018

INTEREST INCOME
Interest and fees on loans	$18,569	$17,800	$15,457	$36,369	$29,726
Interest and dividends on investment securities	7,158	7,383	6,804	14,541	13,262
Interest on other interest earning assets	518	336	63	854	235
Total interest income	26,245	25,519	22,324	51,764	43,223

INTEREST EXPENSE
Interest on deposits	6,695	6,014	3,089	12,709	5,687
Interest on borrowed funds	179	365	573	544	758
Total interest expense	6,874	6,379	3,662	13,253	6,445

Net interest income	19,371	19,140	18,662	38,511	36,778
Provision for loan losses	-	300	800	300	1,200

Net interest income after provision for loan losses	19,371	18,840	17,862	38,211	35,578

NON-INTEREST INCOME
Service fees on deposit accounts	1,848	1,612	1,326	3,460	2,501
Mortgage banking income	3,031	2,220	3,182	5,251	5,368
Gain on sale of SBA loans	1,147	502	846	1,649	1,838
Gain (loss) on sale of investment securities	261	322	(1)	583	(1)
Other non-interest income	739	289	415	1,028	597
Total non-interest income	7,026	4,945	5,768	11,971	10,303

NON-INTEREST EXPENSE
Salaries and employee benefits	13,705	12,359	10,883	26,064	21,528
Occupancy and equipment	4,221	4,015	3,353	8,236	6,823
Legal and professional fees	1,058	707	859	1,765	1,618
Foreclosed real estate	517	337	192	854	503
Regulatory assessments and related fees	421	421	395	842	862
Other operating expenses	5,989	5,428	5,047	11,417	9,497
Total non-interest expense	25,911	23,267	20,729	49,178	40,831

Income before provision for income taxes	486	518	2,901	1,004	5,050

Provision for income taxes	105	92	530	197	902

Net income	$381	$426	$2,371	$807	$4,148

Net Income per Common Share
Basic	$0.01	$0.01	$0.04	$0.01	$0.07
Diluted	$0.01	$0.01	$0.04	$0.01	$0.07

Average Common Shares Outstanding
Basic	58,841	58,805	58,746	58,823	57,927
Diluted	59,401	59,587	59,911	59,501	59,147

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	June 30, 2019			March 31, 2019			June 30, 2018

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$85,920	$518	2.42%	$55,369	$336	2.46%	$13,412	$63	1.88%
Securities	1,067,185	7,184	2.69%	1,085,910	7,420	2.73%	1,048,291	6,838	2.61%
Loans receivable	1,509,177	18,681	4.96%	1,468,640	17,911	4.95%	1,304,244	15,557	4.78%
Total interest-earning assets	2,662,282	26,383	3.97%	2,609,919	25,667	3.99%	2,365,947	22,458	3.81%

Other assets	217,685			190,855			129,077

Total assets	$2,879,967			$2,800,774			$2,495,024

Interest-bearing liabilities:

Demand non interest-bearing	$525,336			$512,172			$481,548
Demand interest-bearing	1,144,783	4,206	1.47%	1,113,758	3,938	1.43%	844,405	1,549	0.74%
Money market & savings	697,279	1,628	0.94%	675,506	1,452	0.87%	699,136	1,174	0.67%
Time deposits	176,750	861	1.95%	153,832	624	1.65%	125,607	366	1.17%
Total deposits	2,544,148	6,695	1.06%	2,455,268	6,014	0.99%	2,150,696	3,089	0.58%

Total interest-bearing deposits	2,018,812	6,695	1.33%	1,943,096	6,014	1.26%	1,669,148	3,089	0.74%

Other borrowings	19,864	179	3.61%	46,969	365	3.15%	101,829	573	2.26%

Total interest-bearing liabilities	2,038,676	6,874	1.35%	1,990,065	6,379	1.30%	1,770,977	3,662	0.83%
Total deposits and other borrowings	2,564,012	6,874	1.08%	2,502,237	6,379	1.03%	2,252,525	3,662	0.65%

Non interest-bearing liabilities	66,780			52,037			8,952
Shareholders' equity	249,175			246,500			233,547
Total liabilities and shareholders' equity	$2,879,967			$2,800,774			$2,495,024

Net interest income		$19,509			$19,288			$18,796
Net interest spread			2.62%			2.69%			2.98%

Net interest margin			2.94%			3.00%			3.19%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the six months ended			For the six months ended
(dollars in thousands)	June 30, 2019			June 30, 2018

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$70,729	$854	2.43%	$26,844	$235	1.77%
Securities	1,076,496	14,604	2.71%	1,032,038	13,325	2.58%
Loans receivable	1,489,020	36,592	4.96%	1,269,875	29,922	4.75%
Total interest-earning assets	2,636,245	52,050	3.98%	2,328,757	43,482	3.77%

Other assets	204,344			128,045

Total assets	$2,840,589			$2,456,802

Interest-bearing liabilities:

Demand non interest-bearing	$518,790			$456,530
Demand interest-bearing	1,129,356	8,144	1.45%	868,832	2,806	0.65%
Money market & savings	686,453	3,080	0.90%	693,508	2,146	0.62%
Time deposits	165,354	1,485	1.81%	127,740	735	1.16%
Total deposits	2,499,953	12,709	1.03%	2,146,610	5,687	0.53%

Total interest-bearing deposits	1,981,163	12,709	1.29%	1,690,080	5,687	0.68%

Other borrowings	33,341	544	3.29%	71,360	758	2.14%

Total interest-bearing liabilities	2,014,504	13,253	1.33%	1,761,440	6,445	0.74%
Total deposits and other borrowings	2,533,294	13,253	1.05%	2,217,970	6,445	0.59%

Non interest-bearing liabilities	59,505			9,171
Shareholders' equity	247,790			229,661
Total liabilities and shareholders' equity	$2,840,589			$2,456,802

Net interest income		$38,797			$37,037
Net interest spread			2.65%			3.03%

Net interest margin			2.97%			3.21%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Six months ended
	June 30,	March 31,	June 30,	Dec 31	June 30,	June 30,
(dollars in thousands)	2019	2018	2018	2018	2019	2018

Balance at beginning of period	$7,900	$8,615	$6,650	$8,599	$8,615	$8,599

Provision charged to operating expense	-	300	800	2,300	300	1,200
	7,900	8,915	7,450	10,899	8,915	9,799

Recoveries on loans charged-off:
Commercial	154	1	129	152	155	129
Consumer	3	1	1	2	4	1
Total recoveries	157	2	130	154	159	130

Loans charged-off:
Commercial	(1)	(929)	-	(2,219)	(930)	(2,151)
Consumer	-	(88)	(14)	(219)	(88)	(212)

Total charged-off	(1)	(1,017)	(14)	(2,438)	(1,018)	(2,363)

Net charge-offs	156	(1,015)	116	(2,284)	(859)	(2,233)

Balance at end of period	$8,056	$7,900	$7,566	$8,615	$8,056	$7,566

Net charge-offs as a percentage of average loans outstanding	(0.04%)	0.28%	(0.04%)	0.17%	0.12%	0.35%

Allowance for loan losses as a percentage of period-end loans	0.53%	0.53%	0.57%	0.60%	0.53%	0.57%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2019	2019	2018	2018	2018

Non-accrual loans:
Commercial real estate	$7,545	$8,096	$9,463	$12,661	$13,297
Consumer and other	1,777	836	878	818	809
Total non-accrual loans	9,322	8,932	10,341	13,479	14,106

Loans past due 90 days or more and still accruing	-	1,744	-	-	-

Total non-performing loans	9,322	10,676	10,341	13,479	14,106

Other real estate owned	6,406	6,088	6,223	6,768	6,559

Total non-performing assets	$15,728	$16,764	$16,564	$20,247	$20,665

Non-performing loans to total loans	0.62%	0.72%	0.72%	0.98%	1.07%

Non-performing assets to total assets	0.53%	0.60%	0.60%	0.76%	0.81%

Non-performing loan coverage	86.42%	74.00%	83.31%	59.97%	53.64%

Allowance for loan losses as a percentage of total period-end loans	0.53%	0.53%	0.60%	0.59%	0.57%

Non-performing assets / capital plus allowance for loan losses	6.06%	6.54%	6.53%	8.30%	8.51%